UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of earliest event reported: June 27, 2008

ATP OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number: 000-32261

Texas	76-0362774
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4600 Post Oak Place, Suite 200

Houston, Texas 77027

(Address of principal executive offices)

(Zip Code)

(713) 622-3311

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

We entered into a new senior secured term loan facility, effective June 27, 2008 (collectively, the “Term Loans”). Key components of the Term Loans include a traunch of $1.05 billion, maturing July 2014, and a traunch of $600.0 million (the “Asset Sale Facility”), maturing January 2011. The Term Loans were issued with an original issue discount of 2.5% and bear interest at LIBOR plus 5.25% (with a LIBOR floor of 3.25%). The $1.05 billion traunch amortizes at 0.25% per calendar quarter until September 2013, at which time it amortizes 25% per quarter until maturity. The $600.0 million traunch is due in full at maturity and allows for prepayment at any time at par. The Term Loans are secured by substantially all of our oil and gas assets in the Gulf of Mexico and a pledge of 65% of the common stock of our wholly owned subsidiaries, ATP Oil & Gas (UK) Limited and ATP Oil and Gas (Netherlands) B.V. Under the Credit Agreement we have a $50.0 million revolving credit facility, which is subject to increase to $100.0 million.

Proceeds of the Term Loans will be used to refinance a $1.2 billion senior secured term loan scheduled to mature in April 2010 and $210.0 million of unsecured subordinated notes scheduled to mature in September 2011, and for general corporate purposes. The Term Loans carry similar restrictions and covenants as the existing facility that is being retired including but not limited to:

•	Minimum Current Ratio of 1.0 to 1.0;
•	Ratio of Total Net Debt to Consolidated EBITDAX of not greater than 3.0 to 1.0 at the end of each quarter;
•	Ratio of Consolidated EBITDAX to Consolidated Interest Expense of not less than 2.5 to 1.0 for any four consecutive fiscal quarters;
•

Ratio of pre-tax PV-10 of our total Proved Developed Producing oil and gas reserves adjusted for current oil and gas price estimates, to Net Debt of at least 0.5 to 1.0 at June 30 and December 31 of any fiscal year;

•

Ratio of pre-tax PV-10 of our Total Proved oil and gas reserves plus 50% of our pre-tax probable oil and gas reserves, both adjusted for current oil and gas price estimates, to Net Debt of at least 2.5 to 1.0 at June 30 or December 31 of any fiscal year;

•

Commodity Hedging Agreements, based on forecasted production attributable to our proved producing reserves of (i) 60% of the projected PDP production from the Oil and Gas Properties of the Borrower and the Subsidiaries for the succeeding twelve calendar months on a rolling twelve calendar month basis and (ii) 40% of such projected PDP production on a rolling basis for the twelve calendar month period subsequent to the twelve calendar month period;

•	Permitted Business Investments during any fiscal year of no more than $150.0 million or 7.5% of PV-10 value of our total proved reserves.
•	Requirement that at least 75% of proceeds from all Assets Sales be applied to the Asset Sale Facility as long as any balance is outstanding on the Asset Sale Facility

Capitalized terms in the foregoing restrictions and covenants have the meaning set forth in the Credit Agreement, which is attached as an exhibit to this report. The foregoing description of the Term Loans and the Term Loan restrictions and covenants does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement.

Item 9.01.	- Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are filed with this document:

99.1	Credit Agreement, dated as of June 27, 2008, among ATP Oil & Gas Corporation, the lenders named therein, and Credit Cuisse, as Administrative Agent and Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned and thereunto duly authorized.

ATP Oil & Gas Corporation

Date: June 27, 2008	By:	/s/ Albert L. Reese, Jr.
Albert L. Reese, Jr.
Senior Vice President and Chief Financial Officer

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